Exhibit 107

Calculation of Filing Fee Tables

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee(4)
Fees to Be Paid(1)	$63,400,000.00	0.00011020	$6,986.68
Fees Previously Paid(2)	$380,400,000.00	0.00011020	$41,920.08
Total Transaction Valuation(3)	$443,800,000.00	0.00011020	$48,906.76
Total Fees Due for Filing			$48,906.76
Total Fees Previously Paid			$41,920.08
Total Fee Offsets			$—
Net Fee Due			$6,986.68

(1)	Reflects the incremental transaction valuation and filing fee due as a result of the increase in the transaction valuation due to an increase in the maximum offering price to $70.00 per share of common stock, $0.01 par value per share (each, a “Common Share”), of The Howard Hughes Corporation to be purchased in the Offer, from $60.00 per Common Share, with the calculation of the incremental transaction valuation estimated solely for the purpose of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $10.00 per Common Share, the increase in the maximum offering price, and (ii) 6,340,000, the maximum number of Common Shares to be purchased in the Offer.
(2)	Reflects the initial transaction valuation and filing fee that was previously paid on October 14, 2022, with the calculation of the transaction valuation estimated solely for the purpose of calculating the amount of the filing fee pursuant to Rule 0-11 of the Exchange Act, based on the product of (i) $60.00 per Common Share, the original maximum offering price, and (ii) 6,340,000, the maximum number of Common Shares to be purchased in the Offer.
(3)	The transaction valuation is estimated solely for the purpose of calculating the amount of the filing fee pursuant to Rule 0-11 of the Exchange Act, based on the product of (i) $70.00 per Common Share, the maximum offering price, and (ii) 6,340,000, the maximum number of Common Shares to be purchased in the Offer.
(4)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Exchange Act, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued on August 26, 2022, by multiplying the transaction valuation by 0.00011020.